Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (including the exhibits attached hereto, “Agreement”), is entered into as of June 6, 2022 (“Effective Date”), by and between (i) Voyager Therapeutics, Inc., a Delaware corporation with an office at 64 Sidney Street, Cambridge, MA 02139 (“Voyager”) and (ii) Dr. Glenn Pierce, M.D., Ph.D., with an address of          (“Consultant”).

WHEREAS, Voyager is a gene therapy company focused on developing life-changing treatments and next-generation adeno-associated virus (“AAV”) technologies; and

WHEREAS, Voyager desires to retain the consulting and/or advisory services of Consultant with respect to certain activities as described in this Agreement, and Consultant is willing to so act.

NOW, THEREFORE, Consultant and Voyager agree as follows:

1.	Description of Services. Voyager hereby retains Consultant as a consultant to Voyager and Consultant hereby agrees to use his/her best efforts to provide advice and assistance to Voyager in the area of Consultant’s expertise from time to time as requested by Voyager (the “Services”). In particular, the Services shall include any specific activities described on the attached Description of Services Form attached hereto as Exhibit A (“Statement of Work”), as well as a reasonable amount of additional advisory services to Voyager’s personnel or designees by telephonic means, or in the form of reports and summaries, and such additional activities agreed to by the parties from time to time. Any changes to the Services (and any related compensation adjustments) must be agreed to in writing between Consultant and Voyager prior to implementation of the changes.

2.	Term & Termination. The term of this Agreement shall start on the Effective Date and end on June 5, 2023, unless earlier terminated in accordance with this Agreement or extended by mutual written agreement (the “Term”). Either party may terminate this Agreement at any time without cause upon not less than ten (10) days’ prior written notice to other party. Any expiration or termination of this Agreement shall be without prejudice to any obligation of either party that has accrued prior to the effective date of expiration or termination. Upon expiration or termination of this Agreement, neither Consultant nor Voyager will have any further obligations under this Agreement, except that (a) Consultant will terminate all Services in progress in an orderly manner as soon as practicable and in accordance with a schedule agreed to by Voyager, unless Voyager specifies in the notice of termination that Services in progress should be completed; (b) Consultant will deliver to Voyager all Work Product (defined below) made through expiration or termination; (c) Voyager will pay Consultant any monies due and owing Consultant, up to the time of termination or expiration, for Services properly performed and all authorized expenses actually incurred; (d) Consultant will immediately return to Voyager all Voyager Materials (defined below) and other Confidential Information (defined below) and copies thereof provided to Consultant under this Agreement; and (e) the terms, conditions and obligations under Sections 2 and 4 through 14 will survive expiration or termination of this Agreement.

3.	Payment of Fees and Expenses. Voyager will pay Consultant for fees, expenses and pass-through costs in accordance with the Statement of Work including reasonable and necessary travel, lodging and meals in connection with the Services, subject to Voyager’s travel policy. Except as is otherwise set forth in the Statement of Work, the following shall apply:

(a)	Consultant will invoice Voyager monthly for the fees, pre-approved expenses and pass-through costs relating to the Services. Invoices will reference the applicable PO number provided by Voyager, and are to be sent directly to Accounts Payable, Voyager Therapeutics, Inc., 64 Sidney St., Cambridge, MA 02139 or submitted via e-mail to: ap@vygr.com;

(b)	Voyager shall pay all undisputed amounts invoiced in accordance with the terms of this Section 3 within thirty (30) days of receipt of invoice; and

(c)	Consultant agrees that the amounts payable or otherwise provided by Voyager under this Agreement (i) represent the fair market value of the Services, (ii) have not been determined in a manner that takes into account the volume or value of any referrals or business, and (iii) do not include any consideration to Consultant in return for the purchasing, leasing, or ordering of any services other than the specific Services described in the Statement of Work.

Upon execution of this Agreement, Consultant shall submit a W-9/W-8BEN/W-8ECI (as applicable) to Voyager’s Accounts Payable department at the address above. Invoices will not be paid without Voyager’s receipt of Consultant’s W-9/W-8BEN/W-8ECI information.

4.	Representations and Warranties.

4.1.	Compliance with Laws. Consultant represents and warrants that Consultant will render Services in compliance with (a) all applicable laws, statutes, directives, ordinances, codes, regulations, rules, by-laws, judgments, decrees, and orders of any governmental or regulatory authority, department, body, agency, court, tribunal, bureau, commission, other similar body, whether federal, state, provincial, county, or municipal, in the United States, including but not limited to (i) those governing the purchase and sale of securities while in possession of material, nonpublic information about a Voyager, (ii) the federal and state anti-kickback and fraud and abuse laws and regulations, (iii) the federal Food and Drug Administration laws, regulations and guidance, (iv) federal and state privacy and data protection laws, and (v) any law or regulation requiring disclosure of any payments made hereunder ((i)-(v), collectively, “Applicable Law”); (b) the highest professional standards; (c) any and all Voyager policies and procedures; and (d) any other compliance requirements provided by Voyager.

4.2.	Absence of Debarment. Further, Consultant represents and warrants that Consultant has not been, and is not under consideration to be (a) debarred, excluded, suspended from, or otherwise ineligible to participate in or provide services under, Applicable Law or any federal or state health care program; (b) disqualified by any government or regulatory agencies from performing specific services, and is not subject to a pending disqualification proceeding; or (c) convicted of a criminal offense related to the provision of health care items or services, or under investigation or subject to any such action that is pending. Consultant will notify Voyager immediately in writing if Consultant is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or, to the best of Consultant’s knowledge, is threatened.

4.3.	Compliance with Obligations to Third Parties. Consultant represents and warrants to Voyager that the terms of this Agreement and Consultant’s performance of Services do not and will not conflict with any of Consultant’s obligations to any third parties. Consultant represents that Consultant has not brought and will not bring with Consultant to Voyager or use in the performance of Services any equipment, funds, space, personnel, facilities, confidential information, trade secrets or other resources of any third party which are not generally available to the public, unless Consultant has obtained written authorization for their possession and use, nor will Consultant take any other action that would result in a third party, including without limitation, an employer of Consultant, asserting ownership of, or other rights in, any Work Product, unless agreed upon in writing in advance by Voyager. If Consultant is a faculty member at or employee of a university, hospital or other organization (such entities, collectively, “Institutions”), Consultant represents and warrants that Consultant is not prohibited by any applicable policy of such Institutions, including without limitation any policy addressing conflicts of interest or intellectual property, from performing the Services or effectuating the assignment and/or grant of rights and/or licenses to Voyager hereunder. To the extent any Institution requires approval of agreements governing external consulting services, Consultant represents that such approval has been given and covenants that such approval will be obtained prior to entering into any amendment to this Agreement requiring such approval. Consultant will notify Voyager immediately of any breach of this Section 4.3.

5.	Work Product.

5.1.	Ownership. Consultant will promptly and fully disclose in confidence to Voyager any and all inventions, discoveries, improvements, ideas, concepts, designs, processes, formulations, products, computer programs, works of authorship, databases, mask works, trade secrets, know-how, information, data, documentation, reports, research, creations and other products (whether or not patentable or subject to copyright or trade secret protection) arising from or made in the performance of the Services, whether solely by Consultant or jointly by Consultant and Voyager’s employees, contractors, and/or agents (collectively, the “Work Product”). The Work Product shall constitute a “work made for hire” for the purposes of United States copyright laws, except to the extent that it cannot legally constitute a “work made for hire.” Consultant hereby assigns to Voyager any and all of Consultant’s rights, title and interest, throughout the world, in and to any and all Work Product that cannot legally constitute a “work made for hire” for the purposes of United Sates copyright laws, except to the extent that such Work Product is not legally assignable. To the extent that any such Work Product cannot by law constitute a “work made for hire” and is not otherwise legally assignable, Consultant grants to Voyager an exclusive (even as between Voyager and Consultant), royalty-free, fully paid-up right and license to practice, use, and exploit such Work Product for any and all purposes. Consultant understands that the provisions of this Agreement requiring assignment do not apply to any invention which is subject to and qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B).

5.2.	Representation and Warranty; Cooperation. Consultant represents and warrants that Consultant has all rights in the Work Product required to effectuate the foregoing assignments and grants of licenses to Voyager of rights in such Work Product. Consultant will execute all documents, and take any and all actions needed, all without further consideration, in order to perfect Voyager’s rights in the Work Product (as set forth above). In the event that Consultant should fail or refuse to execute such documents within a reasonable time, Consultant appoints Voyager as attorney to execute and deliver any such documents on Consultant’s behalf. Consultant will keep and maintain adequate and current written records of all Work Product, and such records will be available to and remain the sole property of Voyager at all times.

5.3.	Consultant Property. Voyager acknowledges and agrees that, as of the Effective Date, Consultant possesses certain templates, programs, methodologies, processes, technologies and/or other materials relating directly to Consultant’s business that Consultant has developed, acquired, and/or licensed (a) independently of this Agreement and (b) without the benefit of any information provided to Consultant by or on behalf of Voyager (collectively with any and all associated intellectual property rights therein, the “Consultant Property”). Notwithstanding the foregoing, Consultant will retain full ownership (as between the parties) of all rights, title, and interest, throughout the world, in and to such Consultant Property, regardless of whether such Consultant Property is used in connection with Consultant’s performance of its obligations under this Agreement. Notwithstanding the foregoing, Consultant hereby grants to Voyager and its affiliates a perpetual, non-exclusive, fully paid-up worldwide, sublicensable license through multiple tiers, to use Consultant Property as required for Voyager and its Affiliates to practice, use, and exploit the Work Product for any and all purposes.

6.	Confidentiality & Non-Use.

6.1.	Definition. Voyager’s “Confidential Information” means (a) all Work Product; (b) any and all Voyager Materials (including any and all information contained in or comprising the Voyager Materials); and (c) all confidential and proprietary data, trade secrets, business plans, and other information of a confidential or proprietary nature in written, electronic or other media, belonging to Voyager or its subsidiaries or third parties with whom Voyager may have business dealings, disclosed or otherwise made available to Consultant by Voyager or on behalf of Voyager. Consultant’s obligations of non-disclosure and non-use under this Agreement will not apply to any portion of Confidential Information that Consultant establishes by competent proof: (v) was in the public domain at the time of disclosure through no wrongful act on the part of Consultant; (w) after disclosure, becomes part of the public domain by publication or otherwise, except by a wrongful act on the part of Consultant; (x) was known to Consultant at the time of disclosure by Voyager other than as a result of Consultant’s breach of any legal obligation; (y) becomes known to Consultant on a non-confidential basis through disclosure by sources other than Voyager having the legal right to disclose such Confidential Information; or (z) is independently developed by Consultant without reference to or reliance upon Confidential Information. Consultant may disclose the Confidential Information to a governmental authority or by order of a court of competent jurisdiction only if required and provided that the disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to Voyager.

6.2.	Obligations. During the Term and for a period of ten (10) years thereafter, subject to Section 6.3, Consultant agrees to (a) hold the Confidential Information in confidence; (b) exercise reasonable precautions to physically protect the integrity and confidentiality of the Confidential Information; (c) not disclose any Confidential Information to any third party without the prior written consent of Voyager; (d) not use the Confidential Information for any purpose except as may be necessary in the ordinary course of performing Services without the prior written consent of Voyager; (e) treat Confidential Information with no less than a reasonable degree of care; and (f) reproduce Confidential Information solely to the extent necessary to provide the Services, with all such reproductions being considered Confidential Information. Notwithstanding the foregoing, the non-disclosure and non-use obligations imposed by this Agreement with respect to trade secrets included in the Confidential Information will continue for as long as Voyager continues to treat such Confidential Information as a trade secret.

6.3.	Permitted Disclosures. Consultant understands and acknowledges that nothing in this Agreement or elsewhere prohibits Consultant from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. Consultant understands that Consultant is not required to notify Voyager of any such communications; provided, however, that nothing herein authorizes the disclosure of information obtained by Consultant through a communication that was subject to the attorney-client privilege of Voyager. Further, notwithstanding Consultant’s non-disclosure and non-use obligations under Section 6.2, Consultant understands that Consultant is hereby advised as follows pursuant to the Defend Trade Secrets Act: An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

7.	Voyager Materials and Facilities. Voyager shall retain exclusive ownership (as between Voyager and Consultant) of all rights, title, and interest in and to any and all documents, data, information, records, materials, apparatus, equipment and other physical property furnished or made available by or on behalf of Voyager to Consultant in connection with this Agreement (collectively with all associated intellectual property rights therein, the “Voyager Materials”). Except as is expressly set forth herein, Consultant shall have no rights, title, or interest in or to any Voyager Materials, whether by implication, estoppel, or otherwise. Consultant shall promptly return any Voyager Materials to Voyager upon Voyager’s request. In any event, Consultant shall return and deliver all Voyager Materials, including any copies thereof, upon termination or expiration of this Agreement, irrespective of the reason for such termination. Consultant will use Voyager Materials only as necessary to perform the Services and will not transfer or make available to any third party the Voyager Materials without the express prior written consent of Voyager.

8.	Publication; Publicity. Work Product may not be published or referred to, in whole or in part, by Consultant without the prior express written consent of Voyager. Consultant shall not use the name, logo, trade name, service mark, or trademark, or any simulation, abbreviation, or adaptation of same, or the name of Voyager or its subsidiaries for publicity, promotion, or similar non-regulatory uses without Voyager’s prior written consent.

9.	Non-Solicitation of Employees and Contractors. In order to protect the Voyager’s Confidential Information and goodwill, during the Term of this Agreement and for a period of one (1) year following the termination of or expiration of this Agreement for any reason (“Restricted Period”), Consultant will not, directly or indirectly, in any manner, other than for the benefit of Voyager:

(a)	(i) solicit for employment or employ any individual who is currently employed by Voyager or engaged by Voyager as a consultant, or who was employed by Voyager or engaged by Voyager as a consultant within the previous twelve (12) months (each, a “Covered Individual”), (ii) induce, encourage, entice, or attempt to solicit any such Covered Individual to leave Voyager for any reason, or (iii) otherwise participate in or facilitate the hire, directly or through another entity, of any such Covered Individual; or

(b)	recommend to any third party or person that they employ or solicit for employment or form an association with a Covered Individual.

Consultant acknowledges and agrees that if Consultant violates any of the provisions of this Section 9, and to the extent permitted by law, the running of the Restricted Period will be extended by the time during which Consultant engages in such violation(s).

10.	Trading in Voyager Securities. Consultant is aware that the United States and other applicable securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Consultant may gain access to information in connection with the provision of Services that could potentially subject Consultant to insider trading liability (as defined under the US federal securities laws and regulations adopted by the United States Securities and Exchange Commission) in connection with trading in Voyager securities. Consultant shall comply with all relevant laws respecting any trading in Voyager securities.

11.	Independent Contractor Relationship. Nothing contained in this Agreement shall be deemed to establish an employment relationship between Voyager and Consultant, it being the intent of the parties to establish an independent contractor relationship, nor shall Consultant have authority to bind Voyager in any manner whatsoever by reason of this Agreement. Consultant shall at all times while on Voyager premises observe all security and safety policies of Voyager.

12.	Notices. All notices required or permitted under this Agreement must be in writing. Any notice given under this Agreement shall be deemed delivered when delivered by hand, by certified mail, or by air courier to the parties at their respective addresses set forth above for Consultant and below for Voyager or at such other address as either party may provide to the other in writing from time to time. Communications and notices to Voyager will be sent to:

Voyager Therapeutics, Inc.

Attn: President & CEO

64 Sidney Street

Cambridge, MA 02139

With a copy to (which shall not constitute notice):

Voyager Therapeutics, Inc.

Attn: General Counsel

64 Sidney Street

Cambridge, MA 02139

Notices will be effective upon receipt or at a later date stated in the notice.

13.	Assignment. The rights and obligations of the parties hereunder shall inure to the benefit of, and shall be binding upon their respective successors and assigns. This Agreement may not be assigned by Consultant, and Consultant’s obligations under this Agreement may not be subcontracted or delegated by Consultant, without the prior written consent of Voyager. For clarity, this Agreement may be assigned by Voyager with prompt notice of such assignment to Consultant.

14.	Prior Agreements; Governing Law; Severability; Amendment. This Agreement embodies the entire understanding between the parties with respect to the subject matter of this Agreement and supersedes any prior or contemporaneous agreements with respect to the subject matter of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any choice of law principle that would dictate the application of the law of another jurisdiction, and Consultant submits to the jurisdiction and agrees to the proper venue of all state and federal courts located within the Commonwealth of Massachusetts. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision is found by a proper authority to be invalid or unenforceable in whole or in part. If any provision of this Agreement is found by such an authority to be invalid or unenforceable in whole or in part, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision and the intent of the parties, within the limits of Applicable Law. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or electronic copy of this Agreement, including the signature pages, will be deemed an original. This Agreement may not be amended, and its terms may not be waived, except pursuant to a written amendment or waiver signed by both parties.

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SIGNATURE PAGE TO

CONSULTING AGREEMENT

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the Effective Date.

VOYAGER:

VOYAGER THERAPEUTICS, INC.

By:	/s/ Robert W. Hesslein

Name:	Robert W. Hesslein

Title:	Senior Vice President & General Counsel

CONSULTANT:

/s/ Glenn Pierce, M.D., Ph.D.

Name:	Glenn Pierce, M.D., Ph.D.

EXHIBIT A

STATEMENT OF WORK

Consulting Agreement Between Voyager Therapeutics, Inc. (“Voyager”) and

Glenn Pierce, M.D., Ph.D. (“Consultant”)

1.	Services:

Consultant will provide advisory and consulting services (the “Services”) to Voyager regarding gene therapy, research and development and related topics. Consultant will provide Services as mutually agreed between Consultant and Dr. Al Sandrock, Voyager’s President & CEO, or his designee (“Voyager Representative”). In addition, Consultant will be available for a reasonable number of telephone and/or written consultations.

2.	Compensation:

Fees: Voyager will pay Consultant $600 per hour, not to exceed $120,000 during the Term, without Voyager’s express written consent.

Expenses: Voyager will reimburse Consultant for any pre-approved expenses actually incurred by Consultant in connection with the provision of Services. Requests for reimbursement will be in a form reasonably acceptable to Voyager, will include supporting documentation and will accompany Consultant’s invoices.

Invoicing: No later than the last day of each calendar month, Consultant will invoice Voyager for Services rendered and related expenses incurred during the preceding month. Invoices should reference this Agreement and should be submitted to Voyager by email to: ap@vygr.com. Invoices will contain such detail as Voyager may reasonably require and will be payable in U.S. Dollars. Undisputed payments will be made by Voyager within thirty (30) days after Voyager’s receipt of Consultant’s invoice, request for reimbursement and all supporting documentation.

Exhibit B

California Labor Code Section 2870

Invention on Own Time – Exemption from Agreement

a)	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer, or

(2)	Result from any work performed by the employee for his or her employer.

b)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

The foregoing limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.